EXHIBIT A

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


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                            TALLEY INDUSTRIES, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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V.    OTHER RELATIONSHIPS AND CERTAIN TRANSACTIONS

      There are no family relationships between any of the executive officers or directors of the Company.

      The Company and certain of its subsidiaries paid legal fees to the law firm of Osborn Maledon, P.A., of which Mr. Victor is Of Counsel, for services relating to corporate matters and litigation that were performed during the fiscal year ended December 31, 1996. The Company and certain of its subsidiaries also paid legal fees to the law firm of Meyer, Hendricks, Victor, Ruffner & Bivens, P.L.C., of which Mr. Victor was a member until May 1996, for services relating to corporate matters and litigation that were performed during the fiscal year ended December 31, 1996.

      The Company paid $189,000 in consulting fees and related expenses to Mr. Stamatakis for services relating to international business matters that were performed during the fiscal year ended December 31, 1996. Mr. Stamatakis traveled to Europe and the Far East on behalf of the Company to explore possible opportunities for the sale of its products and services.
A subsidiary of Stamatakis Industries, Inc., of which Mr. Stamatakis is an executive officer, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992.

      On February 7, 1996, the Company entered into an agreement with John J. McMullen providing for the immediate conversion of the 120,293 shares of the Company's Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock") owned by Mr. McMullen into 1,202,930 shares of Common Stock and the issuance of an additional 702,919 shares of Common Stock in consideration of Mr. McMullen's commitment immediately to convert the Series
D Preferred Stock and certain other commitments. The Series D Preferred Stock was held in a voting trust agreement ever since Mr. McMullen acquired the Series D Preferred Stock in exchange for the naval engineering business he sold to the Company in 1988. The shares of Common Stock will continue to be subject to the voting trust, which has been extended under the agreement until March 2001 and revised in various respects to tighten the transfer restrictions and alter the voting provisions. Wells Fargo Bank of Arizona, N.A. (formerly First Interstate Bank of Arizona, N. A.) ("Wells Fargo"), serves as the voting trustee. Among other things, the amended voting trust agreement permits only limited sales of Common Stock prior to expiration of the trust on March 1, 2001 (subject to earlier termination in certain specified circumstances). An Amended and Restated Voting Trust Agreement was signed by all the parties on February 7, 1996, and the conversion of the Series D Preferred Stock and the issuance of the additional shares of Common Stock were completed on February 16, 1996.

      In March 1996, Mr. McMullen, the Company and Wells Fargo agreed to permit up to 1,202,930 shares of Common Stock to be transferred to a brokerage firm as security for a loan to Mr. McMullen, pursuant to customary margin loan arrangements. Pursuant to such agreement, Mr. McMullen transferred to the brokerage firm during June and July 1996 record ownership of 1,202,930 shares of Common Stock (the "Pledged Shares"). The Pledged Shares are held by the brokerage firm for the benefit of Mr. McMullen, and the Pledged Shares continue to be voted in accordance with the Amended and Restated Voting Trust Agreement. Except in the case of a default under the margin loan arrangements or joint instruction from both Mr. McMullen and the Company, the Pledged Shares will be returned to Wells Fargo, as voting trustee, when the margin loan is repaid.

      On February 7, 1996, Mr. McMullen extended until January 31, 2001 and modified his consulting arrangement with Talley Manufacturing. A company owned by Mr. McMullen will provide various consulting services for the Company's naval engineering subsidiary. Mr. McMullen will also serve as the chairman of that subsidiary, but he will not have any executive duties. Talley Manufacturing will pay, or will cause to be paid to, Mr. McMullen's company a consulting fee of $400,000 per year.


IX.   EXECUTIVE COMPENSATION

      Executive Compensation Committee Report

      The Committee, at the request of the Board of Directors, has prepared the following report relating to the compensation policies and decisions made by the Committee with regard to compensation of the Company's Named Executive Officers in 1996.

      Compensation Policy. The Committee strives to devise and implement executive compensation programs which (i) align the interests of executives with the long-term interests of stockholders; (ii) motivate key senior officers to achieve strategic business initiatives and reward them for their achievement; and (iii) ensure the Company's ability to attract and retain top quality executives.

      The components of the Company's executive compensation package are specifically designed to meet these three objectives: (i) salary and related benefits are intended to ensure competitive base compensation; (ii) annual cash bonus incentives reward the achievement of specific strategic business objectives; and (iii) stock-based compensation is granted to motivate and reward results that benefit stockholders.

      The Committee reviews each of these components annually, based upon the financial and operating performance of the Company, a review of competitive compensation information and the recommendations of compensation consultants. Each component of the Company's executive compensation package is discussed in detail below.

      Competitive Compensation Component

      Salary and Related Benefits. Each executive officer receives salary and benefits based on competitive compensation information, his position and tenure with the Company, his past performance and his ability to contribute to the future success of the Company. The Committee establishes salary and benefits levels within the competitive range of the salary and benefits levels of the executive officers of similarly-sized and structured companies.

      The Committee reviews the salaries of the Named Executive
Officers every two years and utilizes the input of its compensation consultants to determine if the salaries are set at competitive levels. The base salary for Mr. Mallender, the Chief Executive Officer, is established pursuant to an amendment, dated April 1, 1995, to his employment contract with the Company. The salaries of the Named Executive Officers were not reviewed in 1996 and so no changes were made. Since 1976 the Company has had a "restoration plan," under which retirement benefits cut back by the Internal Revenue Code (the "Code") are restored. Restoration plan benefits, which had heretofore covered only the Chief Executive Officer (as required by his employment contract) and the Chief Operating Officer, were extended in 1996 to the other Named Executive Officers and to certain other executives of the Company.

      Performance-Based Compensation Components

      The annual cash bonus and stock-based components of compensation reward the achievement of specific objectives and performance that increases the value of the Company for its owners.

      1996 saw successes on many fronts. Management favorably resolved a six year contract dispute with TRW Inc. ("TRW"), for which the Company received approximately $156 million in cash. To enable the Company to quickly and effectively redeploy these funds, management implemented a near-complete withdrawal from the real estate market. The tax benefits from this sale, together with the TRW payment, allowed the elimination of almost all of the Company's most expensive debt and the five year dividend arrearage on the outstanding preferred stock. Also, the improvement in the Company's balance sheet and cash position paved the way for growing the Company's most promising businesses, including a re-entry into the airbag business. In addition, a substantial part of the Series A, B and D Preferred Stock was converted into common.

      Management's strategy not only rehabilitated the Company, but positioned the Company to realize strong revenue and profit growth in large and growing markets. The Committee determined that it was appropriate to recognize and reward these accomplishments.

      Annual Incentive Compensation. The executive incentive plan is consistent with the Committee's overriding policy of incentive compensation arrangements. The amount of a participant's cash bonus is based on the Company's achievement of specified financial and strategic objectives, including net earnings, return on investments and stock performance. Bonus targets for Messrs. Mallender and Crim are 50% of annual salary; target bonuses for other executives range from 7.5% to 25% of annual salary. Actual bonuses may vary from zero to two times the target percentages. In determining the bonus for Mr. Mallender, the Committee considered his ability to satisfy the annual goals established by the Committee. The performance factors underlying those goals, and contributing to the annual bonus award for Mr. Mallender on account of 1996, are the same specified financial and strategic objectives referred to above that apply to all of the executives included in the executive incentive plan. Based on the executive incentive plan for 1996, awards to the Named Executive Officers are $311,058 to Mr. Mallender, $232,508 to Mr. Crim, $56,556 to Mr. Dickerson, $47,130 to Mr. May and $47,130 to Mr. Mullen.

      Stock-Based Incentive Compensation. Stock-based compensation will increasingly be emphasized by the Committee as a means of providing incentives for improved long-term performance and enhancing stockholder value. As many studies have demonstrated, stock-based incentive compensation helps to align the interests of management with the long-term interests of the Company's stockholders. The long-term nature of stock-based compensation also helps to retain key executives for an extended period.

      In 1993 the Committee approved stock grants and options to the Named Executive Officers and to certain other involved executives, following the successful 1992 restructuring of debt necessitated by the crash of the real estate market. Prior to 1993 and since that time, the Committee put a freeze on long-term incentive bonuses. For the year 1996, recognizing the achievements cited above, the Committee approved payment of "qualified" incentive bonuses to the Named Executive Officers and certain other key executives. The qualification on these incentive bonuses was that they were required to be used in total to acquire the Company's Common Stock, and, except for death, disablement, change of control and certain other circumstances, required each recipient to hold the stock for at least a minimum period.

      The "qualified" incentive bonuses thus awarded emphasized that a significant amount of the compensation of the Named Executive Officers and other key executives must be linked to the success of stockholders. Also, the 1996 incentive awards increased the stock ownership of the Named Executive Officers to a level in line with those of comparable companies, and brought total average compensation of the Named Executive Officers approximately in line with comparable companies for the 1990-1996 period. The payment to Mr. Mallender also recognized his significant individual role in the Company's accomplishments during the last several years. In particular, the incentive award to Mr. Mallender reflected the special leadership contributions he had made during the 1990-1996 period resulting in several Company accomplishments finalized during 1996 and directly affecting the Company's performance: namely; the complete resolution of the TRW litigation and the receipt by the Company of approximately $156 million in cash upon the resolution; the near-complete exit during 1996 from the real estate market; and the dramatic reduction of the Company's debt during 1996 and the improvement in the Company's liquidity and financial position. Further, the award is directly related to the Company's stock performance on a prospective basis because the award requires Mr. Mallender to retain the shares of the Company's Common Stock acquired by him with the net proceeds of the award for a minimum period (except under certain specified circumstances), thereby aligning Mr. Mallender's interests directly with those of all stockholders.

      Under the Company's 1996 Comprehensive Stock Plan, approved by stockholders at last year's annual meeting, the Committee intends to tailor long-term incentive and other stock-based compensation programs to continue to encourage key executives to increase their long-term holdings of the Company's Common Stock and to increase the market value of those shares to the benefit of all stockholders. Also, because the number of key executives is relatively small for a highly diversified company, the Committee intends to design such programs to provide these key executives with specific and direct incentives to remain with the Company and its subsidiaries.

      In the absence of unusual circumstances, the Committee intends to design awards under the 1996 Comprehensive Stock Plan so that they will qualify as "performance based compensation" and, provided the other requirements of Section 162(m) of the Code are satisfied, will not be subject to the deduction limit of Section 162(m) of the Code. A portion of the long-term incentive bonuses paid during 1996 -- which was used to acquire the Company's Common Stock -- was not deductible pursuant to Section 162(m). To encourage exercise of the option awards, the 1996 cash payment enabled recipients to exercise their stock options on a tax-free basis. The Committee believes the annual bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to maximize the incentive elements of the executive officers' total compensation packages, whether or not limited by Section 162(m).

      The foregoing report has been furnished by the Company's Executive Compensation Committee: Fred Israel, John W. Stodder, and Donald J. Ulrich.